UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2013

HILLENBRAND, INC.

(Exact Name of Registrant as Specified in Charter)

Indiana	1-33794	26-1342272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard Batesville, Indiana	47006
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (812) 934-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Pursuant to Instruction 2 to Item 5.02 of Form 8-K, Hillenbrand, Inc. (the “Company”) is filing this amendment to its Current Report on Form 8-K filed on March 20, 2013 (the “Original Report”) to provide the information set forth herein (which was not determined or available at the time of the Original Report) regarding the appointment of Joe A. Raver as the Company’s President and CEO, and as a member of the Company’s Board of Directors, effective September 6, 2013.

Except for the foregoing, this amendment does not amend the Original Report in any way and does not modify or update any other disclosures contained in the Original Report. This amendment supplements the Original Report and should be read in conjunction with the Original Report.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company is filing this amendment to its Current Report on Form 8-K filed March 20, 2013, which reported that Joe A. Raver had been appointed to succeed Kenneth A. Camp as the Company’s President and CEO, and as a member of its Board of Directors (the “Board”), effective upon Mr. Camp’s retirement from those positions on September 6, 2013.

On April 26, 2013, the Company entered into a new employment agreement and new change in control agreement with Mr. Raver.  Effective September 6, 2013, the new agreements will replace Mr. Raver’s existing employment agreement and change in control agreement.

Mr. Raver’s new employment agreement provides a compensation package that includes an annual base salary of $600,000 and an annual bonus target at 90% of base salary.  Payout of the bonus is contingent upon achievement of certain performance goals pursuant to the Company’s short-term incentive compensation plan.  Mr. Raver will also be eligible to participate in the Company’s annual equity-based awards under its long-term incentive compensation plan.

The employment agreement contains other terms and conditions commonly found in executive employment agreements, including termination, severance and non-competition provisions.  Mr. Raver will also be eligible to participate in the benefit plans provided to the Company’s executive officers generally, as well as other benefits commonly found in executive employment agreements.  Mr. Raver will not receive any additional compensation with respect to his service as a member of the Board.

Mr. Raver’s new change in control agreement provides for certain rights and benefits in the event of Mr. Raver’s termination in connection with a change in control of the Company (a “double-trigger”), including severance equal to three times his base salary, continued health and medical insurance for three years and acceleration of his then-outstanding short-term and long-term incentive compensation awards.  These rights and benefits are subject to certain customary non-competition obligations and are contingent upon the execution of a release.  The rights and benefits provided in Mr. Raver’s new change in control agreement are not subject to the tax gross-up provided in his existing agreement.

Each of the foregoing descriptions of Mr. Raver’s employment agreement and change in control agreement, respectively, does not purport to be complete and is qualified in its entirety by reference to the text of such agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the current quarter.

On April 26, 2013, the Company and Mr. Raver also entered into an amendment agreement to implement “double-trigger” vesting in Mr. Raver’s outstanding stock option and restricted stock unit award grant agreements, resulting in acceleration of such awards upon a change in control only if Mr. Raver’s employment terminates in connection with that change of control.  The foregoing description of such amendment agreement does not purport to be complete and is qualified in its entirety by reference to the text of such agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the current quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILLENBRAND, INC.
DATE: April 30, 2013

	BY:	/s/ Cynthia L. Lucchese
Cynthia L. Lucchese
Senior Vice President and
Chief Financial Officer

DATE: April 30, 2013

	BY:	/s/ John R. Zerkle
John R. Zerkle
Senior Vice President,
General Counsel and Secretary